Exhibit 99.1

News Announcement
REMINDER:
Vitran management will conduct a conference call and webcast today, February 8, 2008 at 11:00 a.m. (ET), to discuss the Company’s 2007 fourth quarter results.
Conference call dial-in: 800/737-8127
Live Webcast: www.vitran.com (select “Investor Relations”)

CONTACT:
Richard Gaetz, President/CEO	Robert Rinderman
Sean Washchuk, VP Finance/CFO	Steven Hecht
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VTNC@jcir.com
FOR IMMEDIATE RELEASE
VITRAN REPORTS 2007 YEAR-END AND FOURTH QUARTER OPERATING RESULTS
TORONTO, ONTARIO (February 8, 2008) — Vitran Corporation Inc. (NASDAQ: VTNC, TSX: VTN), a North American transportation and logistics firm, today announced year-end and quarterly financial results for the twelve and three-month periods ended December 31, 2007 (all figures reported in $U.S.).
For the year ended December 31, 2007, Vitran achieved 30.4 percent revenue growth to $670.5 million, including a 32.5 percent increase in LTL (Less Than Truckload) and a 32.9 percent rise in Logistics revenue. Net income for 2007 was $13.7 million, or $1.00 per diluted share. As announced in the Company’s 2007 Q3 results, Vitran incurred a one-time, $0.3 million write-off of previously capitalized syndication costs, net of taxes, as a result of refinancing its bank syndication agreement. The write-off impacted Vitran’s FY EPS by $0.03. In the comparable twelve months of 2006, the Company reported net income of $19.4 million, or $1.48 per diluted share, on revenue of $514.1 million.
In the 2007 fourth quarter, Vitran reported revenue of $174.3 million, 13.3 percent above the $153.8 million achieved in the year-ago period. During the three months, the Company earned net income of $1.7 million, or $0.12 per diluted share. In the comparable 2006 three-month period, Vitran recorded net income of $5.0 million, or $0.37 per diluted share.
“As expected, the fourth quarter of 2007 marked another challenging period for Vitran and the entire North American trucking industry, as margins continued to experience downward pressure as a result of the soft economic environment. Importantly, we continue to achieve demonstrable progress internally on a number of key fronts,” stated Vitran President and Chief Executive Officer Rick Gaetz.
“With the pending completion of our new IT operating system we are poised to leverage our client base throughout our expanded network, offering additional inter-regional and cross-border services. Once the

Vitran Q4 2007, 2/8/08	page 2 of 7
IT platform is successfully implemented, we expect it to result in many organizational benefits including, enhanced measurement tools, improved productivity including, gains in linehaul, freight handling and administrative functions, and management is eager to begin capitalizing on this IT initiative in the second quarter of 2008. Additionally, with the IT project in place, we will begin to focus on the elimination of 13 redundant freight terminals throughout the Upper Midwest.
“Another key for Vitran is the success of our Logistics segment, which turned in a record fourth quarter. The 2008 first quarter will be Vitran’s first full reporting period with our most recent acquisition, Las Vegas/L.A. Express (LVLA), contributing to results. To date, LVLA has been operating to plan, and we are very optimistic about its long-term possibilities given its strong retail customer base and strategic U.S. West Coast location. Our Canadian logistics operations is also expected to grow this coming year, benefiting from new and expanding customer relationships, as well as a new Toronto-based facility slated to come on line during the first half of 2008,” Mr. Gaetz concluded.
Segmented Results
Income from operations at Vitran’s LTL (less-than-truckload) segment during the 2007 fourth quarter was $2.2 million, with an OR (operating ratio) of 98.5, compared to Q4 ‘06 operating income of $8.3 million and a 93.9 OR. Shipments declined 2.8 percent in the LTL segment and tonnage fell 2.5 percent during the period. Revenue per shipment rose 6.3 percent and revenue per hundred-weight increased 6.0 percent.
Vitran Logistics posted an all-time record quarter, with revenue increasing 89 percent to $18.3 million, a 117 percent rise in income from operations to $1.3 million and a 92.9 OR. As previously announced, Vitran closed its first-ever supply chain acquisition during Q4 ‘07, purchasing California-based LVLA on December 1.
The Truckload segment also had a solid Q4 ‘07, with increases in revenue and income from operations, and a reduction in its OR to 93.3.
Upcoming Investor Conference
CEO Rick Gaetz and CFO Sean Washchuk will address BB&T Capital Markets’ 23rd Annual Transportation Conference, which takes place at the Biltmore Hotel in Coral Gables, FL on February 13th. The presentation, at 1:30 p.m. ET, will be webcast live and subsequently archived at the ‘Investor Relations’ section of www.vitran.com.
About Vitran Corporation Inc.
Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (NASDAQ:VTNC, TSX:VTN), visit the website at www.vitran.com.

Vitran Q4 2007, 2/8/08	page 3 of 7
This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “may”, “plans”, “continue”, “will”, “focus should” “endeavor” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran’s actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading “General Risks and Uncertainties.” Additional information regarding non-GAAP measures is also included on Form 10K. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.
(financial statements follow)

Vitran Q4 2007, 2/8/08	page 4 of 7
Vitran Corporation Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Dec. 31, 2007	Dec. 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,131	$5,208
Accounts receivable	74,261	66,051
Inventory, deposits and prepaid expenses	11,325	10,796
Income and other taxes recoverable	2,232	—
Deferred income taxes	2,599	1,720

	95,548	83,775

Property and equipment	169,062	145,129
Intangible assets	13,645	15,888
Goodwill	124,375	117,146
Other	—	150

	$402,630	$362,088

Liabilities and Shareholders’ Equity
Current liabilities:
Bank overdraft	$5,521	$3,754
Accounts payable and accrued liabilities	67,468	$67,916
Income and other taxes payable	—	1,275
Current portion of long-term debt	18,144	15,724

	91,133	88,669

Long-term debt	109,831	93,139
Other	3,512	—
Deferred income taxes	7,810	6,983

Shareholders’ equity:
Common shares	77,246	76,913
Additional paid-in capital	2,436	1,607
Retained earnings	104,478	90,933
Accumulated other comprehensive income	6,184	3,844

	190,344	173,297

	$402,630	$362,088

(Statements of Income follows)

Vitran Q4 2007, 2/8/08	page 5 of 7
Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three Months		Twelve Months
	Ended Dec. 30,		Ended Dec. 30,
	2007	2006	2007	2006
Revenues	$174,310	$153,779	$670,517	$514,059
Operating expenses	150,401	126,898	565,094	426,515
Selling, general and administrative expenses	16,071	13,773	62,086	47,448
Other income	(307)	(30)	(432)	(434)
Depreciation and amortization expense	5,395	4,995	20,770	12,490

	171,560	145,636	647,518	486,019

Income from operations before undernoted	2,750	8,143	22,999	28,040

Interest expense, net	1,922	2,039	8,426	2,660

Income from operations before income taxes	828	6,104	14,573	25,380

Income taxes	(841)	1,130	863	6,122

Net income from continuing operations	$1,669	$4,974	$13,710	$19,258

Cumulative effect of change in accounting principle	$—	$—	$—	$141

Net income	$1,669	$4,974	$13,710	$19,399

Income per share:

Basic
Net income from continuing operations	$0.12	$0.37	$1.02	$1.49

Cumulative effect of a change in accounting principle	$—	$—	$—	$0.01

Net income	$0.12	$0.37	$1.02	$1.50

Diluted
Net income from continuing operations	$0.12	$0.37	$1.00	$1.47

Cumulative effect of a change in accounting principle	$—	$—	$—	$0.01

Net income	$0.12	$0.37	$1.00	$1.48

Weighted average shares outstanding
Basic	13,457,619	13,413,153	13,458,786	12,887,401

Diluted	13,621,272	13,624,031	13,651,799	13,124,865

(Statements of Cash Flows follows)

Vitran Q4 2007, 2/8/08	page 6 of 7
VITRAN CORPORATION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of United States dollars, US GAAP)

	Three months	Three months	Twelve months	Twelve months
	Ended	Ended	Ended	Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Cash provided by (used in):
Operations:
Net income	$1,669	$4,974	$13,710	$19,399
Items not involving cash from operations:
Cumulative effect of change in accounting principle	—	—	—	(141)
Depreciation and amortization expense	5,395	4,995	20,770	12,490
Deferred income taxes	(762)	354	(775)	1,945
Share-based compensation expense	277	212	997	839
Gain on sale of property and equipment	(307)	(30)	(432)	(434)
Change in non-cash working capital components	28	29	(1,274)	1,026

	6,300	10,534	32,996	35,124

Investments:
Purchase of property and equipment	(5,992)	(6,391)	(22,870)	(27,136)
Proceeds on sale of property and equipment	619	427	931	2,490
Additional payment due to acquisition of subsidiary	(1,980)	—	(8,901)	—
Acquisition of business assets	—	—	—	(2,251)
Acquisition of subsidiary, net	(5,990)	(89,284)	(5,990)	(89,284)

	(13,343)	(95,248)	(36,830)	(116,181)

Financing:
Change in revolving credit facility	8,813	(10,800)	22,403	4,230
Proceeds from long-term debt	—	—	—	70,500
Repayment of long-term debt	(2,359)	(3,864)	(9,124)	(5,825)
Financing costs	(275)	—	(917)	—
Repayment of capital leases	(2,670)	(1,644)	(7,842)	(1,644)
Issue of common shares upon exercise of stock options	—	—	403	479
Repurchase of common shares	(403)	(33)	(403)	(33)

	3,106	(16,431)	4,520	67,707

Effect of translation adjustment on cash	(272)	302	(2,530)	212

Increase (decrease) in cash position	(4,209)	(100,753)	(1,844)	(13,138)
Cash position, beginning of period	3,819	102,207	1,454	14,592

Cash position, end of period	$(390)	$1,454	$(390)	$1,454

Change in non-cash working capital components:
Accounts receivable	$10,114	$8,947	$(5,254)	$2,278
Inventory, deposits and prepaid expenses	(341)	1,101	975	598
Income and other taxes recoverable/payable	(1,425)	(442)	(2,157)	151
Accounts payable and accrued liabilities	(8,320)	(9,577)	5,162	(2,001)

	$28	$29	$(1,274)	$1,026

Supplemental cash flow information
Capital lease additions	$2,055	$—	$10,356	$—
(additional financial information follows)

Vitran Q4 2007, 2/8/08	page 7 of 7
Supplementary Segmented Financial Information
(000’s of $U.S.) (Unaudited)
For the quarter ended
      Dec. 31, 2007

		Inc. from
	Revenue	Operations	OR%
LTL	147,731	2,233	98.5
LOG	18,267	1,295	92.9
TL	8,312	559	93.3
For the quarter ended
     Dec. 31, 2006

		Inc. from
	Revenue	Operations	OR%
LTL	136,005	8,336	93.9
LOG	9,680	596	93.8
TL	8,094	439	94.6
For the twelve months ended Dec. 31, 2007

		Inc. from
	Revenue	Operations	OR%
LTL	584,786	23,153	96.0
LOG	52,845	3,271	93.8
TL	32,886	1,678	94.9
For the twelve months
ended Dec. 31, 2006

		Inc. from
	Revenue	Operations	OR%
LTL	441,499	28,029	93.7
LOG	39,762	2,679	93.3
TL	32,798	1,734	94.7
LTL SEGMENT — Statistical Information
(Unaudited)

4th Quarter 2007		Q. vs. Q. % change
Revenue ($000’s)	$147,731	8.6%
No. of Shipments	969,022	-2.8%
Weight (000’s lbs)	1,435,375	-2.5%
Revenue per shipment	$152.45	6.3%
Revenue per CWT	$10.29	6.0%
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